*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.33

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

trinity mining group, inc.

as Seller,

and,

CIPHER BLACK PEARL LLC,

as Buyer

and

CIPHER MINING INC.,

as parent of the Buyer

Dated as of November 6, 2023

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Table of Contents

-i-

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

-ii-

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

-iii-

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Exhibits

Exhibit A Assumed Contracts

Exhibit B ERCOT Approval

Exhibit C Form of Assignment and Assumption Agreement

Exhibit D Form of Bill of Sale

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Disclosure Schedules

Schedule 3.3 – Seller Approvals

Schedule 3.5 – Litigation

Schedule 3.6(d) – Assumed Contracts

Schedule 3.9 – Taxes

Schedule 3.12 – Indebtedness

Schedule 3.14 – Insurance

Schedule 3.16 – Brokers’ Fees

Schedule 4.3 – Buyer Approvals

Schedule 5.1 – Conduct of Business

2

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), is dated as of November 6, 2023 (the “Effective Date”), by and among TRINITY MINING GROUP, INC., a Delaware corporation (“Seller”), CIPHER BLACK PEARL LLC, a Delaware limited liability company (“Buyer”), and Cipher Mining Inc. (f/k/a Good Works Acquisition Corp.), a Delaware corporation (“CIFR”). Seller, Buyer and CIFR may each be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Seller or its Affiliate is a party to the following agreements, in each case as further described on Exhibit A attached hereto (the “Assumed Contracts”): (a) a data center lease (the “Lease”) related to those certain tracts or parcels of land containing approximately 50 acres of land located in ***, Texas (the “Leased Property”) and (b) certain other agreements providing for the construction of, and provision of power services to, a high-performance computing facility and related infrastructure on the Leased Property;

WHEREAS, Seller or its Affiliate has received from the Electric Reliability Council of Texas (“ERCOT”) the Approval for Large Flexible Load Interconnection (the “ERCOT Approval”) attached hereto as Exhibit B conditionally approving 300 MW of energy consumption at the Leased Property’s interconnection;

WHEREAS, Seller or its Affiliate owns certain books, records, reports, studies and governmental approvals related to the Leased Property, the Assumed Contracts and the ERCOT Approval (the “Ancillary Property” and, collectively with the ERCOT Approval and the Assumed Contracts, the “Purchased Assets”); and

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell to Buyer the Purchased Assets and Buyer desires to purchase the Purchased Assets from Seller.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person through one or more intermediaries. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“30-Day VWAP” means the volume weighted average price for a CIFR Stock traded on the Nasdaq Global Select Market (“Nasdaq”) (as reported by Bloomberg L.P. under the function “VWAP” or, if not reported therein, in another authoritative source mutually selected by Buyer and Seller), calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the thirty (30) trading days immediately preceding the Effective Date, and excluding any days where there is a VWAP Market Disruption Event.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Ancillary Property” has the meaning provided such term in the recitals to this Agreement.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by Seller and Buyer at the Closing, substantially in the form attached hereto as Exhibit C.

“Assumed Contracts” has the meaning provided such term in the recitals to this Agreement.

“Bill of Sale” means the Bill of Sale to be executed by Seller and Buyer at the Closing, substantially in the form attached hereto as Exhibit D.

“Books and Records” means all books and records to the extent relating to the Leased Property and the Purchased Assets, including, where applicable: (a) records and filings made with any Governmental Authority regarding the Leased Property or Purchased Assets (if any) and (b) records relating to Taxes and the preparation of Tax Returns (excluding Tax Returns related to Income Taxes of Seller or its Affiliates).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the city of New York, New York are required or authorized by Law to remain closed.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Document” means each Transaction Document to which Buyer or its Affiliate is a party.

“Buyer Fundamental Representations” means the representations and warranties in Section 4.1 (Organization), Section 4.2 (Authorization; Enforceability), Section 4.6 (Broker’s Fees), and clause (a) of Section 4.7 (CIFR Stocks).

“Buyer Related Parties” means Buyer and its Affiliates and its and their respective Representatives.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“CIFR” has the meaning provided such term in the preamble to this Agreement.

“CIFR Stock” means fully paid, non-assessable shares of common stock, par value $0.001 per shares of CIFR listed on The Nasdaq Global Select Market under the symbol “CIFR”.

“Closing” has the meaning provided such term in Section 2.3.

“Closing Date” has the meaning provided such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Non-Disclosure Agreement dated as of July 17, 2023, by and between Seller and Cipher Mining Inc.

“Confidential Information” has the meaning provided such term in Section 5.3(a).

“Contract” means any legally binding agreement, arrangement, commitment, lease, license or contract, whether written or oral.

“Disclosure Schedules” means the disclosure schedules attached hereto, dated as of the Effective Date and the Closing Date.

“Dispute Notice” has the meaning provided such term in Section 10.9(a).

“Dollars” and “$” mean the lawful currency of the United States.

“DWAC” has the meaning provided such term in Section 2.5(a).

“Effective Date” has the meaning provided such term in the preamble to this Agreement.

“Environmental Law” means any Law relating to pollution, the protection of public health, the environment, natural resources, the preservation and restoration of environmental quality, worker health and safety, wildlife or environmental sensitive areas, or historic or cultural resources including, without limitation, any applicable provisions of CERCLA, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and all applicable analogous state or local statutes, regulations, orders or ordinances.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

“ERCOT” has the meaning provided such term in the recitals to this Agreement.

“ERCOT Approval” has the meaning provided such term in the recitals to this Agreement.

“Final Oncor FEA” has the meaning provided such term in Section 7.2(g).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Geotechnical Study” means the study conducted by Buyer or its designees at the Leased Property to obtain information on physical properties of soil and determine the suitability of the Leased Property.

“Governmental Authority” means any foreign, federal, national, regional, state, municipal or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, court, arbitral panel, agency, or other regulatory bureau, authority, body or entity having legal jurisdiction or authority over the matter or Person in question.

“Hazardous Materials” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or as a pollutant or a contaminant under any Environmental Law including hazardous waste as defined by 42 U.S.C. § 6903(5), any hazardous substance as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33), petroleum (including crude oil or any fraction thereof), petroleum product, asbestos or asbestos containing material, urea formaldehyde insulation, radon or polychlorinated biphenyls that is regulated or for which Liability can be imposed under any applicable Environmental Laws.

“Income Tax” (and, with the correlative meaning, “Income Taxes”) shall mean any Tax that is based on, or computed with respect to, net income or earnings, gross income or earnings, capital or, net worth (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) and any related penalties, interest and additions to Tax.

“Indebtedness” means (a) any indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) amounts owing as deferred purchase price for the purchase of property or services other than accounts payable incurred in the ordinary course of business, (d) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect Seller against fluctuations in interest rates or other currency fluctuations, (e) all contingent reimbursement obligations with respect to letters of credit, except for letters of credit released on or prior to Closing, (f) any obligations under capitalized leases, conditional sales contracts and other similar title retention instruments whether short term or long term, (g) any obligations of the types referred to in clauses (a) – (f) secured by a Lien on the Purchased Assets and/or any off-balance sheet financings; and (h) all guarantees of obligations of a type referred to in clauses (a) – (g).

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

“Interim Period” has the meaning provided such term in Section 5.1.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge, after reasonable inquiry of Seller’s relevant employees and review of the documentation and materials in control of Seller, of such fact, matter or circumstance, of Parker Handlin, Austin Davis, Corey Leedy, Clark Thompson and Chris Johnson.

“Law” means any applicable law (including common law), statute, treaty, rule, regulation, ordinance, code, order, judgment or decree of a Governmental Authority, as amended.

“Lease” has the meaning provided such term in the recitals to this Agreement.

“Lease Amendment” has the meaning provided such term in Section 5.4(c).

“Leased Property” has the meaning provided such term in the recitals to this Agreement.

“Liability” means any liability, obligation, expense, claim, loss, damage, Indebtedness, principal, interest, penalty, guaranty or endorsement of or by any Person, absolute or contingent, known or unknown, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means any charge, lien (whether arising by operation of Contract, Law or otherwise), pledge, option, encumbrance, mortgage, deed of trust, hypothecation or security interest.

“Losses” means all actual Liabilities, losses, payments, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, court or arbitration fees, and other costs and expenses of investigation or defense).

“Made Available” means made available to Buyer at least three (3) Business Days prior to the Effective Date or the Closing Date, as applicable.

“Material Adverse Effect” means, (a) any event, circumstance or condition materially impairing Seller’s authority, right or ability to consummate the transactions contemplated by this Agreement; or, (b) any change in, or effect on, Seller or the Purchased Assets that is materially adverse to the ownership or use or operation of the Purchased Assets (as compared to the ownership or use of the Purchased Assets on the Effective Date), taken as a whole; provided, however, that “Material Adverse Effect” shall not include any change, effect, event, circumstance, occurrence, or state of facts, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which a business operates; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation, or interpretation

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

thereof; (vi) any natural or man-made disaster or acts of God; or (vii) any epidemics, pandemics, disease outbreaks, or other public health emergencies.

“Nasdaq” means the Nasdaq Global Select Market.

“OFAC” has the meaning provided such term in Section 3.15.

“Oncor” has the meaning provided such term in Section 5.4(a)(ii).

“Oncor FEA” has the meaning provided such term in Section 5.4(a)(ii).

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, certificate of limited partnership, articles of association, bylaws, operating agreement, partnership agreement, limited liability company agreement or similar formation or governing documents and instruments.

“Overall Cap” has the meaning provided such term in Section 8.2(e)(i).

“Party” and “Parties” have the meanings provided such terms in the preamble to this Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Post-Closing Straddle Period” shall mean the portion of a Straddle Period beginning immediately after the Closing Date.

“Pre-Closing Straddle Period” shall mean the portion of a Straddle Period beginning before the Closing and ending on or as of the Closing Date.

“Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date.

“Policies” has the meaning provided such term in Section 3.14.

“Priority” has the meaning provided such term in Section 5.4(a)(i).

“Priority Contracts” has the meaning provided such term in Section 5.4(a)(i).

“Proceeding” means any action, suit, litigation, hearing, arbitration, prosecution, contest, inquiry, inquest, audit, examination, investigation, or other proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding and any informal proceeding) by or before any Governmental Authority or any arbitrator or arbitration panel.

“Prospectus” means the prospectus filed for the Shelf Registration Statement, including all information, documents and exhibits filed with or incorporated by reference into such prospectus.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

“Prospectus Supplement” means the supplement to the Prospectus complying with Rule 424(b) of the Securities Act that is or will be filed with the SEC, including all information, documents and exhibits filed with or incorporated by reference into such supplement to the Prospectus.

“Purchase Price” has the meaning provided to such term in Section 2.2.

“Purchased Assets” has the meaning provided such term in the recitals to this Agreement.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, or ground water.

“Representatives” means, as to any Person, its managers, officers, directors, stockholders, members, partners (including limited partners and general partners), employees, counsel, accountants, financial advisors, consultants and other representatives of such Person and such Person’s Affiliates, and their respective successors and assigns.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning provided such term in the preamble to this Agreement.

“Seller Approvals” has the meaning provided such term in Section 3.3.

“Seller Document” means each Transaction Document to which Seller or its Affiliate is a party.

“Seller FEA” has the meaning provided such term in Section 7.2(g).

“Seller FEA Collateral” has the meaning provided such term in Section 7.2(g).

“Seller Fundamental Representations” means the representations and warranties in Section 3.1 (Organization), Section 3.2 (Authorization; Enforceability), Section 3.3 (No Conflict), Section 3.8 (Ownership of Assets), Section 3.11 (Bankruptcy) and Section 3.16 (Broker’s Fees).

“Seller Related Parties” means Seller and its Affiliates and its and their respective Representatives.

“Service Contracts” has the meaning provided such term in Section 3.7.

“Shelf Registration Statement” means the effective shelf registration statement of CIFR on Form S-3, as amended (No. 333-267537), including all information, documents and exhibits filed

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

with or incorporated by reference into such registration statement, providing for the offering, issuance and sale by CIFR from time to time of up to $500.0 million under the Securities Act in the aggregate of the CIFR common stock, preferred stock, warrants and units.

“Straddle Tax Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (whether or not imposed on Seller or on any of its Affiliates), imposed by any Governmental Authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, escheat, unclaimed property, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being a member of, or a successor member of, an affiliated, combined, consolidated or unitary group for any taxable period; (iii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being a Person required by applicable Law to withhold or collect taxes imposed on another Person; (iv) any Liability for the payment of amounts of the type described in clause (i), (ii) or (iii) as a result of being a transferee of, or a successor in interest to, any Person (whether pursuant to a merger, conversion, liquidation or otherwise) or as a result of an express or implied obligation to indemnify any Person; and (v) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in clause (i), (ii), (iii) or (iv), whether disputed or not.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Proceeding” has the meaning provided such term in Section 6.1.

“Tax Return” means any return, claim for refund, report, statement, form, declaration, information returns or other documentation (including any additional or supporting material, schedules, attachments, statements and any amendments or supplements) filed, supplied or maintained, or required to be filed, supplied or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Third Party” means any Person other than (a) Seller, (b) Buyer or (c) any Affiliate of Seller or Buyer.

“Transaction Documents” means the Assignment and Assumption Agreement, the Bill of Sale and all other documents, instruments, certificates and agreements delivered or required to be delivered pursuant to this Agreement.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

“Transfer Tax” means any stamp duty, sales, use, registration, or excise Tax, real estate transfer Taxes, conveyance fees, recording charges, or Taxes, fees, or charges of a similar nature imposed by any Taxing Authority upon Buyer, Seller or the Purchased Assets, in each case by reason of the Closing on the purchase and sale of the Purchased Assets, or any Tax that becomes a Lien on the Purchased Assets in connection with the transactions contemplated by this Agreement, and including any interest, penalties, or additions to Tax that become payable with respect to such Tax. For the avoidance of doubt, the term “Transfer Tax” shall not include any Income Tax or withholding Tax.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the CIFR Stock is then listed, or, if the CIFR Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the CIFR Stock are then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the CIFR Stock or in any options contracts or futures contracts relating to the CIFR Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

Section 1.2 Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of or to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All references to “schedules” or “Schedules” herein shall be deemed to be references to the Disclosure Schedules (or portion thereof, if applicable) unless otherwise specified.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. The use of the word “or” to connect two or more phrases shall be construed as inclusive of all such phrases (e.g., “A or B” means “A or B, or both”).

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party or any Party causing any instrument to be drafted.

(d) The captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) Except as otherwise provided in Section 2.2, all references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE; CLOSING

Section 2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase and acquire from Seller, and Seller agrees to sell, convey, assign, transfer and deliver to Buyer, all of Seller’s right, title and interest in and to the Purchased Assets free and clear of all Liens.

Section 2.2 Consideration. The consideration to be paid by Buyer to Seller for the Purchased Assets hereunder (the “Purchase Price”) shall be an amount equal to seven million Dollars ($7,000,000). The Purchase Price will be paid by delivery of whole shares of CIFR Stock. The amount of CIFR Stock to be delivered under this Agreement shall be calculated by dividing the Purchase Price by the 30-Day VWAP of CIFR Stock, rounding such product down to the nearest whole number of CIFR Stock, and issued as provided in Section 2.5(a). The CIFR Stock to be issued to Seller under this Agreement will be issued pursuant to the Shelf Registration Statement.

Section 2.3 Closing. The closing of the transactions described in Section 2.1 (the “Closing”) shall take place at the offices of Winstead PC, 300 Throckmorton Street, Suite 1700, Fort Worth, TX 76102 (or remotely via the electronic exchange of documents and signatures), commencing at 10:00 a.m. Pacific Standard Time on the day that is three (3) Business Days after the date on which the last of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied or waived (other than those conditions that by their nature cannot be satisfied

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

until the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and place as shall be agreed by Buyer and Seller (such date, the “Closing Date”). The Closing shall be deemed to have been consummated at 12:01 a.m. Pacific Standard Time on the Closing Date.

Section 2.4 Seller’s Closing Deliverables. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a) the Assignment and Assumption Agreement, duly executed by Seller for transfer of the Assumed Contracts to Buyer;

(b) the Bill of Sale, duly executed as necessary by Seller for the transfer of the Ancillary Property and the ERCOT Approval to Buyer or its designee;

(c) a duly executed and valid Internal Revenue Service Form W‑9;

(d) a certificate of the secretary or other authorized officer of Seller, dated as of the Closing Date, certifying as to (i) the resolutions of the members of Seller, as attached thereto, authorizing the execution, delivery and performance of this Agreement and each applicable Seller Document and the consummation by Seller of the transactions contemplated hereby and thereby, (ii) the incumbency and signature of the authorized representatives of Seller, attached thereto, executing this Agreement and the applicable Seller Documents to be executed by Seller on the Closing Date as contemplated herein and (iii) a good standing certificate issued by the Secretary of State of the State of Delaware with respect to Seller, dated as of a recent date prior to the Closing Date, certifying that Seller is in good standing;

(e) certificate of an authorized officer of Seller, dated as of the Closing Date, certifying as to Seller satisfying the conditions specified in Section 7.2(b) and Section 7.2(c);

(f) evidence that any consents, approvals, authorizations or filings with or notices set forth on Schedule 3.3 necessary to permit Buyer and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereunder have been obtained; and

(g) all other documents reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.5 Buyer’s Closing Deliverables. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a) Evidence reasonably satisfactory to Seller that CIFR has issued instructions to Continental Stock Transfer & Trust Company (as transfer agent for CIFR Stock) to deliver via The Depository Trust Company Deposit or Withdrawal at Custodian system (“DWAC”) as soon as practicable that number of shares of CIFR Stock determined as provided in Section 2.2 in the name of Seller to such securities account of Seller or its

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Affiliate as Seller shall have notified Buyer, in writing, at least two (2) Business Days prior to the Closing Date, and all such shares of CIFR Stock shall be issued free of any restrictive legends or notations;

(b) the Assignment and Assumption Agreement, duly executed by Buyer;

(c) the Bill of Sale, duly executed by Buyer or its designee;

(d) a certificate of the secretary or other authorized officer of Buyer, dated as of the Closing Date, certifying as to (i) the resolutions of the members of Buyer, as attached thereto, authorizing the execution, delivery and performance of this Agreement and each applicable Buyer Document and the consummation by Buyer of the transactions contemplated hereby and thereby, (ii) the incumbency and signature of the authorized representatives of Buyer, attached thereto, executing this Agreement and the applicable Buyer Documents to be executed by Buyer on the Closing Date as contemplated herein and (iii) a good standing certificate issued by the Secretary of State of the State of Delaware with respect to Buyer, dated as of a recent date prior to the Closing Date, certifying that Buyer is in good standing;

(e) a certificate of an authorized officer of Buyer, dated as of the Closing Date, certifying as to Buyer satisfying the conditions specified in Section 7.3(b) and Section 7.3(c);

(f) duly executed Internal Revenue Service Form W-9s of Buyer; and

(g) all other documents reasonably necessary to consummate the transaction contemplated by this Agreement.

Section 2.6 Withholding. Notwithstanding any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, including from the Purchase Price, such amounts, if any, as it is required to deduct and withhold pursuant to applicable Law. To the extent that amounts so withheld are paid over to the proper Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Buyer shall provide Seller with notice of any such obligation to deduct or withhold not less than five (5) days prior to any such deduction and withholding and agrees to reasonably cooperate with Seller, at the expense of Seller, in obtaining any reduction of or relief from such deduction or withholding to the extent available under applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date (except where such representation or warranty is made as of another specific date) as follows:

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Section 3.1 Organization. Seller is a corporation, duly organized, validly existing and in good standing under the Laws of its State of formation.

Section 3.2 Authorization; Enforceability. Seller has the requisite corporate power and authority to conduct its business, to own the Purchased Assets and to own, lease and operate its other properties, as presently conducted, owned or leased, and is duly qualified to do business in each jurisdiction in which the nature of its business or the location of its assets requires it to be so qualified. Seller has the requisite corporate power and authority to execute and deliver this Agreement and each Seller Document, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller, and no other authorization on the part of Seller (apart from the required approvals listed in Schedule 3.3 that are provided for in this Agreement) is necessary to authorize this Agreement or the other Seller Documents. This Agreement and each of the other Seller Documents have been, or in the case of Seller Documents delivered on the Closing Date, will be as of the Closing Date, duly and validly executed and delivered by Seller and constitutes, or in the case of Seller Documents delivered on the Closing Date, will constitute as of the Closing Date, its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity.

Section 3.3 No Conflict. The execution, delivery and performance of this Agreement and the other Seller Documents by Seller and the consummation of the transactions contemplated hereby and thereby by Seller, assuming all required filings, consents, approvals, authorizations and notices required to be made, given or obtained by Seller that are set forth on Schedule 3.3 (collectively, the “Seller Approvals”) have been so made, given or obtained, do not and will not:

(a) conflict with or result in a violation of any provision of the Organizational Documents of Seller;

(b) violate any Law applicable to Seller or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority, except for any post-consummation filings required by any applicable Governmental Authority;

(c) require any consent under, constitute (with or without notice or lapse of time or both) a material default under, result in any material breach or violation of, or give any Person any rights of termination, acceleration or cancellation of, any Contract to which Seller is a party or any of its respective assets, properties or businesses is bound; or

(d) result (with or without notice or lapse of time or both) in the creation of any Lien on the Purchased Assets.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Section 3.4 Compliance with Law. Seller has not received notice of any material violation of any Law or municipal ordinance, order, or requirement noted or issued against the Leased Property or Purchased Assets by any Governmental Authority having jurisdiction over the Leased Property or Purchased Assets, that has not been cured, corrected, or waived as of the Effective Date.

Section 3.5 Litigation. Except as set forth on Schedule 3.5, there is no Proceeding pending or, to the Knowledge of Seller, threatened, that seeks to prevent the consummation of the transactions contemplated hereby or that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.6 Assumed Contracts.

(a) Seller has Made Available to Buyer true and complete copies of all Assumed Contracts, including any amendments, supplements, waivers and change orders thereto.

(b) Each Assumed Contract is a valid and binding agreement of Seller and enforceable against Seller in accordance with its terms and, to Seller’s Knowledge, each other party thereto.

(c) Seller is not in breach or default under any Assumed Contract, except where any such breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, no Third Party is in breach or default under any Assumed Contract to which such Person is a party, except where such breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 3.6(d), (i) no event, act, circumstance or condition exists (including a force majeure event), which, with notice or the lapse of time or both, would reasonably be expected to result in a right of any Person to terminate, amend, modify, accelerate, suspend or revoke any Assumed Contract or constitute a material breach of any Assumed Contract, except where the exercise of any such right or material breach of such Assumed Contract would not reasonably be expected to have a Material Adverse Effect, (ii) no Person has exercised or threatened to exercise in writing any right of termination, cancellation or non-renewal and (iii) there are no outstanding claims, and there are no past due monetary obligations of Seller, under any Assumed Contract that remains unpaid.

(e) Except as set forth on Schedule 3.3, no consents, approvals, authorizations or notices are required to be made, given or obtained by Seller to assign the Assumed Contracts to Buyer, and the assignment of the Assumed Contracts to Buyer by Seller does not constitute a breach thereunder.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Section 3.7 Service Contracts. Seller has not entered into any service, maintenance, supply, leasing, brokerage, and listing and/or other contracts relating to the Leased Property (along with all amendments and modifications thereof, the "Service Contracts") which shall be binding upon Buyer after the Closing, other than the Assumed Contracts. Any Service Contracts can and, at Buyer’s option, shall be terminated by Seller on or before the Closing Date. Seller has performed all its obligations under each of the Service Contracts and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default by any party under any of the Service Contracts. Seller has Made Available to Buyer true, correct, and complete copies of all Service Contracts.

Section 3.8 Ownership of Purchased Assets. As of the Effective Date and as of the Closing Date, Seller holds of record and owns beneficially, and holds good and valid title to, the Purchased Assets, free and clear of all Liens.

Section 3.9 Taxes. Except as set forth on Schedule 3.9:

(a) Seller has timely filed all income and other material Tax Returns required to have been filed by or on behalf of Seller with respect to the Leased Property and Purchased Assets and all such Tax Returns are accurate and complete in all material respects.

(b) Seller has timely and fully paid all Taxes due with respect to the Leased Property and Purchased Assets, whether or not shown as due on a Tax Return.

(c) Seller has withheld and timely paid to the appropriate Governmental Authority all Taxes (including all sales and use Taxes) required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, vendor, supplier or other third party. Seller has retained all required Tax exemption certificates and other records in respect of payments that are subject to withholding Taxes or exempt from such Taxes.

(d) No extension or waiver of the limitation period applicable to any Tax Return required to be filed with respect to the Leased Property or any Purchased Asset, or applicable to the payment of any Tax by, or assessment of any Tax against or with respect to, the Leased Property or any Purchased Asset, has been granted, and no such extension or waiver has been requested by or on behalf of Seller.

(e) There are no Liens for Taxes on the Leased Property or any Purchased Assets, other than for Taxes not yet due and payable as of the Closing Date.

(f) The transactions contemplated by this Agreement will not (i) have an adverse effect on the continuing validity and effectiveness of any Tax exemption, Tax holiday, Tax credit, Tax incentive or similar arrangement or benefit for which the Leased Property or any of the Purchased Assets is currently eligible, or (ii) result in additional

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Taxes being assessed or imposed on the Leased Property or any Purchased Assets beyond those that would have applied had such transactions not occurred.

(g) Seller has not received written notice from a Governmental Authority in a jurisdiction where Seller has never filed Tax Returns that the Leased Property or any Purchased Assets, or Seller as a result of its ownership of the Purchased Assets or its lease of the Leased Property, is or may be subject to taxation by that jurisdiction.

(h) No Tax audits, examinations or administrative or judicial Tax proceedings are proposed or threatened, in writing, or are pending or being conducted with respect to Seller, the Leased Property or the Purchased Assets that could result in a Lien for Taxes on the Leased Property or the Purchased Assets. Seller has not received within the last three (3) years from any Governmental Authority any (i) notice indicating an intent to open an audit, examination or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by such Governmental Authority against the Leased Property, the Purchased Assets or Seller, if they could result in a Lien for Taxes on the Leased Property or the Purchased Assets.

(i) No Tax ruling has been requested of or received from any Governmental Authority with respect to any Tax matter relating to the Leased Property or the Purchased Assets.

(j) Seller has complied and is now in compliance with all applicable Laws in respect of Taxes, to the extent such laws pertain to the Leased Property or the Purchased Assets.

(k) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.445-2.

Section 3.10 Environmental Matters.

(a) To Seller’s Knowledge, Seller is currently in compliance in all material respects with all applicable Environmental Laws. Seller has not received, with respect to the business currently conducted by Seller, from any Person, any: (i) notice of noncompliance with or Liability or claim under Environmental Laws; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Except as would not be material to Seller, Seller has not disposed of or released any Hazardous Substance at the Leased Property in violation of applicable Environmental Laws or in quantities or concentrations that require investigation or remediation by Seller under applicable Environmental Laws that has not been fully resolved without ongoing liability and, to Seller’s Knowledge, no other Person has released

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Hazardous Substances at, to or from the Leased Property in concentrations or amounts that require investigation or remediation.

(c) To Seller’s Knowledge, the Leased Property is not listed on, and has not been proposed for listing on, the National Priorities List or otherwise under CERCLA or any similar state list.

(d) To Seller’s Knowledge, none of the Leased Property or the Purchased Assets is encumbered by a lien arising or imposed under Environmental Laws.

(e) Seller has provided or otherwise Made Available to Buyer any and all material environmental reports, studies, audits, correspondence and records with respect to the Leased Property that are in their possession or reasonable control and are related to compliance with Environmental Laws, permits required under Environmental Laws, Claims or notices pursuant to Environmental Laws or the Release or existence of Hazardous Substances.

Section 3.11 Bankruptcy. Seller has not filed any voluntary petition in bankruptcy or been adjudicated as bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its respective properties, nor has any such proceeding been commenced by any other Person against Seller. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against Seller seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency or other debtor relief Law, and no other liquidator has been appointed for Seller or of all or any substantial part of its properties.

Section 3.12 Indebtedness. Except as disclosed in Schedule 3.12, there is no outstanding Indebtedness on the Purchased Assets.

Section 3.13 Books and Records. Seller has provided access to Buyer to true, complete and accurate copies of the material Books and Records relating to the Purchased Assets.

Section 3.14 Insurance. Schedule 3.14 sets forth a list of all of the policies of insurance carried as of the Effective Date by or on behalf of Seller that directly insures the Leased Property or the Purchased Assets (the “Policies”). All premiums due and payable under the Policies as of the Effective Date, and as of the Closing Date, have been or will be paid in a timely manner, and the holders of such policies are otherwise in compliance with the terms and conditions of each of the Policies. Any occurrence that may give rise to a claim under the Policies has been

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

reported to the appropriate insurance carrier. Seller has maintained and maintains all insurance then required under the Assumed Contracts.

Section 3.15 OFAC. Seller is not, and shall not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or be otherwise associated with such persons or entities.

Section 3.16 Brokers’ Fees. Except as set forth on Schedule 3.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any of the Transaction Documents based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 3.17 Accredited Investor; Investment Experience. Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Seller has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of acquiring the CIFR Stock. Seller acknowledges that it is not relying upon any Person, other than Seller and its officers and directors, in making its decision to acquire CIFR Stock pursuant to this Agreement.

Section 3.18 Sale of Purchased Assets. The sale of Purchased Assets under this Agreement does not meet the definition of “transfer of assets” under Rule 145(a)(3) under the Securities Act and would not amount to the sale of all or substantially all assets of Seller.

Section 3.19 Disclaimer of Other Representations and Warranties. Neither Seller nor any of its Representatives have made, nor shall they be deemed to have made, any representations or warranties, express or implied, of any nature whatsoever relating to Seller, the Purchased Assets or in connection with the transactions contemplated hereby, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Assets furnished or made available to Buyer, CIFR, and their respective representatives, or as to the future revenue, profitability or success of the operation of the Purchased Assets, or any representation or warranty arising from statute or otherwise in law, in each case other than those representations and warranties expressly set forth in this ARTICLE III. Seller acknowledges that neither Buyer nor CIFR is making, and Seller has not relied on, any representations or warranties, express or implied, of any nature whatsoever relating to Buyer, CIFR or CIFR Stock or in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in ARTICLE IV.

Section 3.20 Understandings or Arrangements. Seller is acquiring the CIFR Stock as principal for its own account and has no direct or indirect arrangement or understandings

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

with any other persons to distribute or regarding the distribution of CIFR Stock (this representation and warranty not limiting such Seller’s right to sell the CIFR Stock in compliance with applicable federal and state securities laws). Seller is acquiring the CIFR Stock hereunder in the ordinary course of its business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER AND CIFR

Buyer and CIFR, jointly and severally, hereby represent and warrant to Seller as of the Effective Date and as of the Closing Date (except where such representation or warranty is made as of another specific date) as follows:

Section 4.1 Organization. Each of Buyer and CIFR is a limited liability company or corporation, respectively, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate or limited liability company power and authority to own, lease and operate its respective assets and to conduct its respective business as now being conducted. Each of Buyer and CIFR is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of its respective assets or the character of its respective activities is such as to require Buyer or CIFR, as applicable, to be qualified or licensed, except where the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on Buyer’s or CIFR’s ability to perform its respective obligations hereunder or to consummate the transactions contemplated hereby.

Section 4.2 Authorization; Enforceability. Each of Buyer and CIFR have the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each Buyer Document to which such Person is a party, to consummate the transactions contemplated hereby and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of each of Buyer and CIFR, and no other authorization on the part of Buyer or CIFR is necessary to authorize this Agreement or the other Buyer Documents. This Agreement and each of the other Buyer Documents has been, or in the case of Buyer Documents delivered on the Closing Date, will be as of the applicable Closing Date, duly and validly executed and delivered by Buyer and CIFR, as applicable, and constitutes, or in the case of Buyer Documents delivered on the Closing Date, will constitute as of the Closing Date, such Person’s valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity.

Section 4.3 No Conflict. The execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer or Affiliates of Buyer, as applicable, and the consummation of the transactions contemplated hereby or thereby by Buyer and CIFR, as applicable, assuming all required filings, consents, approvals, authorizations and notices set forth

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

on Schedule 4.3 (collectively, the “Buyer Approvals”) required to be made, given or obtained by it have been so made, given or obtained, do not and will not:

(a) conflict with or result in a violation of any provision of the Organizational Documents of Buyer or CIFR;

(b) violate any Law applicable to Buyer or CIFR or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority, except as required for the registration under the Securities Act of the CIFR Stock required to be delivered pursuant to Section 2.2; or

(c) require any consent under, constitute (with or without notice or lapse of time or both) a default under, result in any breach or violation of, or give any Person any rights of termination, acceleration or cancellation of, any Contract to which Buyer, CIFR or any of their respective assets, properties or businesses is bound.

Section 4.4 Solvency. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Buyer or CIFR. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of Buyer’s or CIFR’s assets or the income of Buyer or CIFR. Neither Buyer nor CIFR has no plan or intention of, nor has received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

Section 4.5 OFAC. Neither Buyer nor CIFR is, and neither shall become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC's specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and each of Buyer and CIFR is not and shall not engage in any dealings or transactions or be otherwise associated with such persons or entities.

Section 4.6 Broker’s Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any of the Buyer Documents based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.7 CIFR Stock.

(a) The CIFR Stock, when issued, sold and delivered in accordance with the terms and for the consideration set forth in Section 2.2, will be validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws and with all applicable listing and corporate governance rules and regulations of Nasdaq.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(b) No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the issuance or sale of CIFR Stock under this Agreement, except such as may be required under the Securities Act, the Exchange Act, the rules of the Financial Industry Regulatory Authority (“FINRA”) or state securities or blue sky laws. CIFR has prepared and filed the Shelf Registration Statement registering the CIFR Stock in conformity with the requirements of the Securities Act, which became effective on October 6, 2022, including the Prospectus, and such amendments and supplements thereto as may have been required to the date of this Agreement. CIFR was at the time of the filing of the Shelf Registration Statement eligible to use Form S-3. To CIFR’s knowledge and based on the representations and warranties of Seller, the offer, sale and issuance of the CIFR Stock may be registered on the Shelf Registration Statement under the Securities Act and the rules promulgated thereunder.

(c) The Shelf Registration Statement is effective under the Securities Act and no stop order suspending the effectiveness of the Shelf Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC; no order preventing or suspending the use of the Prospectus or Prospectus Supplement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC; and trading in CIFR Stock shall not have been suspended by the SEC or Nasdaq.

(d) At the time the Shelf Registration Statement and any amendments thereto became effective, at the date of this Agreement and at the Closing Date, the Self Registration Statement and any amendments thereto conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus and any amendments or supplements thereto, at the time the Prospectus or any amendment or supplement thereto was issued and at the Closing Date, conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Neither CIFR nor the Buyer is in violation of any applicable requirements set forth in the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); except, for any breaches, violations or defaults which, singularly or in the aggregate, would not have a Material Adverse Effect.

(f) CIFR has filed all reports, schedules, forms, statements and other documents required to be filed by CIFR under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as CIFR was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

incorporated by reference therein, together with the Prospectus and the Prospectus Supplement, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g) The financial statements of CIFR set forth or incorporated by reference in the Shelf Registration Statement, the Prospectus and the Prospectus Supplement comply in all material respects with the requirements of the Securities Act and the Exchange Act as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of CIFR and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h) To the CIFR’s knowledge, Marcum LLP (the “Auditor”) whose report on the consolidated financial statements of CIFR is filed with the SEC as part of Buyer’s most recent Annual Report on Form 10-K filed with the SEC and incorporated by reference into the Shelf Registration Statement are and, during the periods covered by their report, were an independent public accounting firm within the meaning of the Securities Act and the Public Company Accounting Oversight Board (United States) and is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act with respect to CIFR.

(i) Except as set forth in the SEC Reports, subsequent to the respective dates as of which information is given in the Prospectus and the Prospectus Supplement, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on the assets, Liabilities, financial condition, business operations, affairs of CIFR or its subsidiaries. Except for the issuance of the CIFR Stock contemplated by this Agreement and the information disclosed by CIFR to the Seller and its Representatives under, and subject to the terms and conditions of, the Confidentiality Agreement including CIFR’s unaudited financial information for the quarter ending September 30, 2023, which shall be disclosed as part of CIFR’s quarterly report on Form 10-Q, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to CIFR or its subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by CIFR under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one trading day prior to the date that this representation is made.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(j) To the knowledge of the CIFR, none of the SEC Reports are the subject of ongoing SEC review or outstanding SEC comment. There are no internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the knowledge of the CIFR, threatened, in each case regarding any accounting practices of CIFR.

(k) CIFR is a former shell company (as defined in Rule 405 under the Securities Act).

(l) CIFR is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.8 Independent Investigation. Each of Buyer and CIFR has conducted its own independent investigation, review and analysis of the Purchased Assets, and, without limiting in any way the rights and obligations set forth in ARTICLE V of this Agreement, acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Each of Buyer and CIFR acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Person has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Purchased Assets or this Agreement, except as expressly set forth in ARTICLE III of this Agreement.

Section 4.9 Disclaimer of Other Representations and Warranties. Neither Buyer nor any of its Representatives has made, nor shall they be deemed to have made, any representations or warranties, express or implied, of any nature whatsoever relating to Buyer or in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in this ARTICLE IV.

ARTICLE V
COVENANTS AND ACKNOWLEDGEMENTS

Section 5.1 Conduct of Business (Pre-Closing). During the period from the Effective Date and continuing until the earlier of termination of this Agreement pursuant to Section 9.1 or the Closing (the “Interim Period”), except as required or expressly permitted by this Agreement or as set forth on Schedule 5.1, Seller shall cause the Leased Property and the Purchased Assets to be maintained in substantially the same manner as prior to the date of this Agreement pursuant to Seller's normal course of business, and shall maintain in full force and effect and comply in all material respects with all Assumed Contracts and applicable Laws. Seller shall not cause or make any new improvements, alterations, or demolition to the Leased Property. During the Interim Period, Seller shall provide Buyer with any written notice or report delivered to or received from any Third Party in connection with or otherwise relating to the Leased Property or the Purchased Assets. Notwithstanding the first sentence of this Section 5.1, during the Interim Period, except (a) as is necessary to comply with requirements of this Agreement or under any

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Contracts binding on the Leased Property or the Purchased Assets, (b) as required in case of any emergency, and/or (c) as set forth on Schedule 5.1, without the prior written consent of Buyer, Seller shall not:

(a) make any material change to its accounting methods, policies or practices, except as required or permitted by GAAP, or change its fiscal year, or make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, reassessment or determination of Taxes, waive any right to a Tax refund or credit, incur any Liability for Tax outside of the ordinary course of its business, or enter into any closing agreement with respect to any Tax, in each case related to the Leased Property or the Purchased Assets;

(b) except in the ordinary course of business, sell, assign, transfer, lease or otherwise dispose of or encumber or incur Indebtedness on its interests in the Leased Property or the Purchased Assets;

(c) amend or modify in any material respect or terminate any Assumed Contract, enter into any material Contract, enter into any Contract with an Affiliate of Seller, or make any other material commitment with respect to the Leased Property or the Purchased Assets;

(d) enter into any new Service Contract which is not terminable on thirty (30) days’ prior notice without Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion; or

(e) commence, compromise or settle any Proceeding related to the Leased Property or the Purchased Assets or waive any material right with respect thereto, except for settlements that do not (i) impose any financial obligations on the Leased Property or the Purchased Assets, (ii) involve any finding or admission of any violation of Law or admission of any wrongdoing or (iii) result in any Liens being imposed upon the Leased Property or the Purchased Assets.

Section 5.2 Access; Transition Assistance.

(a) Access. Prior to the Closing Date, or if earlier, until the date this Agreement is terminated pursuant to Section 9.1, upon reasonable notice, Seller shall afford (and shall cause its Affiliates to afford) to Buyer and its authorized Representatives reasonable access, during normal business hours, to the Leased Property, the Books and Records of Seller with respect to the Leased Property and the Purchased Assets, and to the appropriate officers and employees of Seller and its Affiliates, in each case, as reasonably requested by Buyer; provided, however, that any such access or furnishing of information shall be conducted at Buyer’s expense, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of Seller’s business. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

information to Buyer if such disclosure would (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, or binding agreement entered into prior to the date hereof. Upon Seller’s request, Buyer and its Representatives shall execute reasonable waivers and releases prior to accessing the Leased Property.

(b) Cooperation. During the Interim Period, the Parties shall, and shall cause each of their respective employees to, provide reasonable assistance with respect to the other Party for the transition of ownership of the Purchased Assets to Buyer or Buyer’s designee.

Section 5.3 Confidentiality

(a) The Seller Related Parties shall at all times maintain the confidentiality of Confidential Information, and no Seller Related Party shall disclose any such information to any Person, nor shall any Seller Related Party use Confidential Information for any purpose except for the benefit of Buyer. “Confidential Information” shall mean the following: (i) trade secrets of Seller related to the Leased Property or Purchased Assets, including data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples and any other information, however documented, that is a trade secret under Law; (ii) confidential or proprietary information of Seller related to the Leased Property or Purchased Assets, however documented; (iii) notes, analyses, compilations, studies, summaries, and other material prepared by or for any Seller Related Party containing or based, in whole or in part, on any information included in the foregoing; and (iv) the terms of this Agreement and any other agreement, certificate, instrument, and document contemplated hereby. The restrictions contained in this Section 5.3(a) shall apply regardless of whether such Confidential Information (A) is in written, graphic, recorded, photographic, or any machine readable form or is orally conveyed to, or memorized by, any Seller Related Party, or (B) has been labeled, marked, or otherwise identified as confidential or proprietary.

(b) Each Seller Related Party’s duty of confidentiality with regard to the Confidential Information shall not extend to: (i) any Confidential Information that, at the time of disclosure, had been previously published and was generally available and part of the public domain; (ii) any Confidential Information that is published and becomes generally available and part of the public domain after disclosure, unless such publication is a breach of this Agreement by a Seller Related Party; and (iii) any Confidential Information that is obtained by a Seller Related Party from a Third Party who: (A) is lawfully in possession of that Confidential Information, (B) is not in violation of any contractual, legal, or fiduciary obligation to any Seller Related Party, Buyer or their respective Affiliates with respect to the Confidential Information and (C) does not prohibit a Seller Related Party from disclosing the Confidential Information to other Persons. Further, the Seller Related Parties may disclose Confidential Information to the extent such disclosure is reasonably necessary (x) for the purpose of exercising or enforcing any rights of such Seller Related Party under this Agreement and (y) for Tax reporting purposes.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(c) In the event that a Seller Related Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, or other process or legal obligation) to disclose any Confidential Information (including the terms of this Agreement), such Seller Related Party agrees to: (i) give prompt written notice to Buyer of such request or subpoena (if legally permitted) in order to allow Buyer an opportunity to seek an appropriate protective order or to waive compliance with the provisions of this Agreement and (ii) cooperate with Buyer and with counsel for Buyer (at Buyer’s expense) in responding to such request or subpoena as provided below. If Buyer fails to obtain a protective order and does not waive its rights to confidential treatment under this Agreement, such Seller Related Party may disclose only that portion of any Confidential Information which its counsel reasonably advises in writing that such Seller Party is compelled to disclose pursuant to Law. Each Seller Related Party further agrees that in no event will such Seller Related Party oppose action to obtain an appropriate protective order or other reliable promises that confidential treatment will be accorded to the Confidential Information.

Section 5.4 Third Party Contracts.

(a) Priority and Oncor Contracts. Prior to the Closing, in connection with the purchase and sale of the Purchased Assets contemplated by this Agreement, Buyer and CIFR shall use all commercially reasonable efforts to:

(i) negotiate in good faith with Priority Power Management, LLC (“Priority”) to secure final, executable versions of (i) an Engineering, Procurement, and Construction Management Agreement and (ii) a Master Energy Management Services Agreement (collectively, the “Priority Contracts”), in each case to be entered into between Buyer and Priority simultaneously with the Closing; and

(ii) negotiate in good faith with Oncor Electric Delivery Company LLC (“Oncor”) to secure a final, executable version of a Facility Extension Agreement (the “Oncor FEA”) to be entered into between Buyer and Oncor simultaneously with the Closing which (A) provides for a minimum of 154 MW of energy generation at the Leased Property and (B) does not require Buyer to pledge collateral in excess of (1) $4,000,000 for 154 MW of energy generation or (2) $7,000,000 for 300 MW of energy generation.

(b) Seller’s Cooperation. At Buyer’s reasonable request, Seller shall use all commercially reasonable efforts necessary to cooperate with and assist Buyer in negotiating and finalizing the Priority Contracts and the Oncor FEA, including by providing or delivering any documentation, personnel or other information reasonably requested by Buyer. For the avoidance of doubt, Seller shall remain responsible for any obligations or liabilities arising, and be entitled to payment of any amounts owing to it with respect to services performed, under any Contract between Seller and Priority or Seller and Oncor, as applicable, whether before or after the Closing.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(c) Lease Amendment. Prior to the Closing, each of Buyer, CIFR and Seller shall use commercially reasonable efforts to negotiate in good faith with *** to negotiate and secure a final, executable amendment to the Lease (“Lease Amendment”) containing all amendments reasonably required by Buyer following Buyer’s diligence of the Leased Property and the Geotechnical Study.

Section 5.5 Third-Party Approvals. From the Effective Date through the Closing Date, each of Buyer, CIFR and Seller shall, and shall each cause their respective Affiliates to, use commercially reasonable efforts to obtain all of the Buyer Approvals and the Seller Approvals required to be obtained as of the Closing Date, and maintain such approvals in full force and effect once obtained. Each Party shall cooperate with the reasonable requests of any other Party in seeking to obtain as promptly as practicable all such Buyer Approvals or Seller Approvals. None of Seller, Buyer or CIFR shall take, or cause to be taken, any action that it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any such Buyer Approvals or Seller Approvals.

Section 5.6 Insurance. Until the Closing Date, Seller shall maintain and shall cause its Affiliates to, maintain or cause to be maintained in full force and effect the insurance policies described on Schedule 3.14 and any insurance policies then required under the Assumed Contracts.

Section 5.7 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing Date, at the request of Buyer or Seller, and without further consideration, the other Party shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation and provide such materials and information and take such other actions and execute and deliver such other documents as the requesting Party may reasonably request in order to consummate and to make effective the transactions contemplated by this Agreement.

Section 5.8 Non-Solicitation. From the Effective Date through the earlier of the Closing Date and the date of termination of this Agreement pursuant to ARTICLE IX, Seller shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, solicit or initiate, or take any action to facilitate, encourage or respond to any inquiries or the making of any proposal or offer from a Third Party relating to, or engage in any discussions or negotiations relating to, any transaction or transactions that would prevent the transactions contemplated by this Agreement or performance of Seller’s obligations hereunder.

Section 5.9 Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the Parties acknowledge and agree that (a) any assets or properties of Seller that are not Purchased Assets under this Agreement are expressly excluded from the sale and purchase contemplated hereunder, (b) such properties and assets, and all Liabilities related thereto, shall remain the properties, assets and Liabilities of Seller from and after the Closing and

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(c) neither Buyer nor CIFR shall assume and neither shall have any obligations with respect to any such Liabilities.

Section 5.10 Efforts to Close. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate as promptly as practicable the transactions contemplated by this Agreement in accordance with its terms. Each Party agrees that it (a) will not take or omit to take any action inconsistent with the provisions or intent of this Agreement or for the purpose of delaying or preventing the satisfaction of the conditions to the Closing set forth in Section 7.1, Section 7.2 or Section 7.3 or otherwise delaying or preventing the Closing and (b) will use commercially reasonable efforts to satisfy the conditions set forth in Section 7.1, Section 7.2 or Section 7.3, as applicable, and consummate the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Seller, Buyer, CIFR or their respective Affiliates shall be required to (i) pay any consideration or offer or grant any financial accommodation to induce a waiver or obtain an approval or consent from any Person or (ii) to agree to modify any terms of any Contract to induce any such waiver or obtain any such approval or consent.

Section 5.11 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement, which shall be disclosed pursuant to Section 5.12, and CIFR’s preliminary, unaudited financial information for the quarter ending September 30, 2023, which shall be disclosed as part of CIFR’s quarterly report on Form 10-Q to be filed with the SEC, Seller acknowledges that neither the Buyer, nor CIFR, nor any other Person acting on their behalf has provided to Seller or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information relating to the CIFR Stock. Seller further acknowledges that, in connection with this Agreement, neither Buyer, not CIFR, nor any other Person acting on its behalf will provide Seller or its agents or counsel with any information that constitutes, or the Buyer or CIFR may reasonably believe constitutes, material non-public information, unless prior thereto Seller shall have consented to the receipt of such information and agreed with the Buyer or CIFR to keep such information confidential.

Section 5.12 Securities Laws; Publicity. The Parties acknowledge that, upon the Effective Date, Buyer or CIFR shall issue a press release disclosing the material terms of the Agreement and/or disclose the material terms of the Agreement as part of CIFR’s periodic or annual report or a current report on Form 8-K filed with the SEC, as applicable, including the Agreement as exhibit thereto, within the time required by the Securities Exchange Act of 1934, as amended. Seller further acknowledges that Buyer or CIFR, without the prior consent of Seller, may make any other filings with respect to the matters contemplated by this Agreement as may be required by federal securities laws, any rules of the Commission, any regulatory agency or Nasdaq. CIFR, if required by the rules and regulations of the SEC, shall timely file (a) the Prospectus Supplement with the SEC pursuant to Rule 424(b) and (b) an opinion of counsel as to the legality of the CIFR Stock being issued pursuant to Item 601(b)(5) of Regulation S-K. Buyer and CIFR, on the one hand, and Seller, on the other, shall consult with each other in issuing any other press

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

releases with respect to the transactions contemplated hereby. Seller shall not issue any press release nor otherwise make any such public statement without the prior consent of the Buyer, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by Law, in which case Seller shall promptly provide the Buyer with prior notice of such public statement or communication.

Section 5.13 Seller FEA. In the event that (a) the condition precedent set forth in Section 7.2(g) is satisfied solely by the delivery and satisfaction of each requirement set forth in Section 7.2(g)(ii)(B), (b) the Closing actually occurs as provided in this Agreement and (c) the Parties have received Oncor’s written consent to and approval of the assignment or other transfer of the Seller FEA and the Seller FEA Collateral to Buyer, then Buyer shall take all reasonable steps necessary to replace, assume or reimburse Seller for the Seller FEA Collateral as promptly as reasonably practicable after the Closing Date; provided that in no event shall the amount of Seller FEA Collateral that Buyer is obligated to replace, assume or reimburse pursuant to this Section 5.13 exceed seven million Dollars ($7,000,000).

ARTICLE VI
TAX MATTERS

Section 6.1 Cooperation. Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding, and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall retain all books and records with respect to Tax matters pertinent to the Purchased Assets relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for such taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. Each Party, upon request, agrees to use commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

Section 6.2 Transfer Taxes. All state and local transfer, sales, use, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated by this Agreement and the Transaction Documents shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due. The Parties shall cooperate in minimizing any such taxes and in preparing and filing all necessary documentation and Tax Returns with respect to such taxes. Buyer or Seller, as applicable, shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other party shall reasonably cooperate with respect thereto as necessary), and each of Buyer, on the one hand, and Seller, on the other hand,

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

shall reimburse the other for any portion of such Taxes paid in excess of the portion of such Taxes such party or parties are responsible for pursuant to the foregoing.

Section 6.3 Straddle Tax Period Allocation. For purposes of this Agreement, where it is necessary to apportion between Seller, on the one hand, and Buyer, on the other hand, Taxes relating to the ownership of the Purchased Assets or the lease of the Leased Property in respect of a Straddle Tax Period, such liability shall be apportioned between the Pre-Closing Straddle Period and the Post-Closing Straddle Period on the following basis:

(a) in the case of Taxes that are either (i) based upon or related to income, wages or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than Transfer Taxes which are subject to Section 6.2), the portion of such Taxes allocable to the Pre-Closing Straddle Period shall equal the amount of such Taxes that would be payable if the taxable year ended as of (and included) the Closing Date; and

(b) in the case of real and personal property Taxes (and any other Taxes imposed in respect of property on a periodic basis), the portion of such Taxes allocable to the Pre-Closing Straddle Period shall be the total annual Tax attributable to such assets for such Straddle Tax Period, multiplied by a fraction, the numerator of which is the number of calendar days in the period beginning with the commencement of such Straddle Tax Period and ending on and including the Closing Date, and the denominator being the total number of days in the Straddle Tax Period.

Section 6.4 Tax Treatment of Purchase and Sale. The Parties agree that for purposes of Income Tax reporting, the Purchased Assets do not include any goodwill or going concern value. Buyer and Seller shall prepare and file, and shall cause their respective Affiliates to prepare and file, all Tax Returns in a manner consistent with this Section 6.4, except as otherwise required by applicable Law.

Section 6.5 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

ARTICLE VII
CONDITIONS TO OBLIGATIONS

Section 7.1 Conditions to the Obligations of Both Parties at Closing. The obligations of the Parties to consummate the transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Parties:

(a) There shall not be in force any Law restraining or prohibiting the consummation of the transactions contemplated by, and as provided in, this Agreement and the applicable Transaction Documents, and no action or proceeding shall have been

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

commenced or threatened in writing that seeks to restrain or prohibit consummation of the transactions contemplated by this Agreement, and as provided in, this Agreement and the applicable Transaction Documents.

Section 7.2 Conditions to the Obligations of Buyer and CIFR at Closing. The obligation of Buyer and CIFR to consummate the transactions contemplated by the Closing is subject to the satisfaction, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) Seller shall have delivered to Buyer all agreements, instruments and documents required to be delivered by Seller pursuant to Section 2.4;

(b) Each of the representations and warranties of Seller contained in ARTICLE III of this Agreement shall be true and correct as of the Closing Date as though made at and as of such time (other than representations and warranties that speak as of another specific date or time (including, for the avoidance of doubt, any representation or warranty specified herein as being made as of or through the Effective Date), which need only be true and correct as of such date or time), except to the extent that any and all failures of such representations and warranties to be so true and correct, taken as a whole, would not have a Material Adverse Effect or would not reasonably be expected to have a Material Adverse Effect on the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(c) Seller shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement and the Transaction Documents to be performed or complied with by Seller at or before the Closing.

(d) All Seller Approvals required to be made, given or obtained as of the Closing shall have been duly made, given or obtained and shall be in full force and effect.

(e) The results of the Geotechnical Study are, in Buyer’s sole discretion, reasonably satisfactory to Buyer and do not indicate the need for material capital expenditures in excess of the capital expenditures anticipated by Buyer as of the Effective Date in connection with its acquisition of the Purchased Assets.

(f) Buyer has received from Priority final, executable versions of the Priority Contracts containing terms and conditions reasonably satisfactory to Buyer.

(g) If the Closing occurs:

(i) on or before November 30, 2023, Buyer has received from Oncor a final, executable version of the Oncor FEA containing terms and conditions reasonably satisfactory to Buyer, including those described in Section 5.4(a)(ii) (the “Final Oncor FEA”); or

(ii) after November 30, 2023, either:

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(A) Buyer has received from Oncor the Final Oncor FEA, or

(B) Buyer has received:

a. from Seller (x) a copy of a Facility Extension Agreement, duly executed between Seller (or its wholly owned subsidiary) and Oncor, that is reasonably acceptable to Buyer in form and substance (the “Seller FEA”) and (y) evidence reasonably acceptable to Buyer that Seller (or its wholly owned subsidiary) has pledged all collateral required to be pledged by Seller (or its wholly owned subsidiary) under the Seller FEA (the amount actually pledged by Seller, the “Seller FEA Collateral”), and

b. from Oncor written evidence reasonably acceptable to Buyer that Oncor will provide its consent to and approval of the assignment or other transfer of the Seller FEA and the Seller FEA Collateral to Buyer after the Closing.

(h) Buyer or Seller has obtained, and Buyer has received, from S&M a final, executable Lease Amendment containing all amendments reasonably required by Buyer following Buyer’s diligence of the Leased Property and the Geotechnical Study.

(i) Buyer has received written evidence from each of Oncor and ERCOT in a form acceptable to Buyer that the interconnection located at the Leased Property has been approved for (i) 154 MW of energy consumption (#LLI-958) without condition and (ii) 300 MW of energy consumption subject solely to the condition that each of the 100.4 MVar capacitor bank and the Tesoro Switch project (TPIT 48587) have been completed and are operational.

Section 7.3 Conditions to the Obligations of Seller at the Closing. The obligation of Seller to consummate the transactions contemplated by the Closing is subject to the satisfaction, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by Seller:

(a) Buyer shall have delivered to Seller all agreements, instruments, documents and consideration required to be delivered by Buyer pursuant to Section 2.5.

(b) Each of the representations and warranties of Buyer and CIFR contained in ARTICLE IV of this Agreement (including Section 4.7(c)) shall be true and correct as of the Closing Date as though made at and as of such time (other than representations and warranties that speak as of another specific date or time (including, for the avoidance of doubt, any representation or warranty specified herein as being made as of or through the Effective Date), which need only be true and correct as of such date or time), except to the extent that any and all failures of such representations and warranties to be so true and correct, taken as a whole, would not reasonably be expected to have a material adverse

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

effect on Buyer’s or CIFR’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(c) Buyer and CIFR shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement and the Transaction Documents to be performed or complied with by Buyer or CIFR on or before the Closing.

(d) All Buyer Approvals required to be made, given or obtained as of the Closing shall have been duly made, given or obtained and shall be in full force and effect.

(e) No stop order suspending the effectiveness of the Shelf Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC; no order preventing or suspending the use of the Prospectus or Prospectus Supplement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC; and trading in CIFR Stock shall not have been suspended by the SEC or Nasdaq.

Section 7.4 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.10.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

Section 8.1 Survival. The representations and warranties in this Agreement and the Disclosure Schedules attached hereto will survive the Closing as follows:

(a) the representations and warranties in Section 3.9 (Tax Matters) and Section 3.10 (Environmental Matters) will terminate when the applicable statute of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus 90 days;

(b) the Seller Fundamental Representations and the Buyer Fundamental Representations will survive indefinitely;

(c) all other representations and warranties and the Disclosure Schedules attached hereto in this Agreement will terminate on the date that is 24 months following the Closing Date; provided, however, that any representation or warranty in respect of which indemnity may be sought under Section 8.2 below, and the indemnity with respect thereto, will survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity will have been given to the Party against whom such indemnity may be sought in accordance with the terms of Section 8.2(c) prior

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

to such time (regardless of when the Losses in respect thereof may actually be incurred); and

(d) each covenant and agreement of the Parties that is contained in this Agreement will survive the Closing pursuant to the terms of such covenant or agreement, if specified, or if not so specified until the full performance of the covenant or agreement.

Section 8.2 Indemnification.

(a) Indemnification by Seller. Subject to Section 8.2(e), Seller agrees that it will defend and indemnify the Buyer Related Parties and hold each of them harmless against:

(i) any Losses which any Buyer Related Party incurs or becomes subject to as a result of any inaccuracy or breach by Seller of any representation or warranty in this Agreement (other than the representations and warranties in Section 3.9 (Tax Matters));

(ii) any Losses which any Buyer Related Party incurs or becomes subject to as a result of any breach of any covenant or agreement by Seller in this Agreement; and

(iii) (A) Taxes of Seller or any of Seller’s Affiliates for any Tax period, including direct or indirect capital gains Taxes and direct or indirect Income Taxes and withholding Taxes arising as a result of the transactions consummated by this Agreement, (B) any and all Taxes to which the Purchased Assets or the Leased Property may be subject, assessed or otherwise encumbered with respect to any Pre-Closing Tax Period, or with respect to the Pre-Closing Straddle Period, as determined in a manner consistent with Section 6.3, (C) Taxes attributable to a breach of the representations and warranties in Section 3.9 (Tax Matters), (D) Transfer Taxes that are the responsibility of Seller pursuant to Section 6.2 and (E) any legal and accountancy fees and other reasonable out-of-pocket expenses related to the foregoing.

(b) Indemnification by Buyer and CIFR. Subject to Section 8.2(e), Buyer and CIFR, jointly and severally agree that it will defend and indemnify the Seller Related Parties and hold each of them harmless against any Losses which any Seller Related Party incurs or becomes subject to as the result of (i) any breach of any representation or warranty made by Buyer or CIFR in this Agreement, (ii) any breach of any covenant or agreement made by Buyer or CIFR in this Agreement, and (iii) Transfer Taxes that are the responsibility of Buyer pursuant to Section 6.2.

(c) Defense of Third-Party Claims. Any Person making a claim for indemnification under this Section 8.2 (an “Indemnitee”) will notify the indemnifying party

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(an “Indemnitor”) of the claim in writing promptly after receiving written notice of any Proceeding or other claim against it by a Third Party, describing the claim, the amount thereof (to the extent known and quantifiable) and the basis thereof (to the extent known); provided that the failure to so notify an Indemnitor will not relieve the Indemnitor of its obligations hereunder except to the extent (and only to the extent) the Indemnitor has been materially prejudiced by such failure. Any Indemnitor will be entitled to participate in the defense of such Proceeding or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) such Indemnitor will be entitled to assume the defense thereof; provided, that:

(i) the Indemnitor gives notice of its intention to do so to the Indemnitee within thirty (30) days of the receipt from the Indemnitee of any claim notice of the third party Proceeding or other claim;

(ii) the Indemnitor shall not be entitled to assume and have control over such defense unless the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee therefor pursuant to the terms and conditions set forth hereunder;

(iii) if the Indemnitee reasonably believes in good faith after consulting with its outside counsel that a conflict of interest under applicable standards of professional conduct (including that one or more legal defenses or counterclaims available to the Indemnitee are different from or in addition to those available to the Indemnitor) exists in respect of such Proceeding or claim, such Indemnitee will have the right to employ separate counsel to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnitees in respect of a single Proceeding or claim) shall be treated as Losses hereunder;

(iv) the Indemnitor shall not be entitled to assume and have control over such defense if such claim arises in connection with a criminal proceeding (provided, that the Indemnitor shall be entitled to participate in such defense at such Indemnitor’s sole cost and expense);

(v) subject to clause (vii) below, the Indemnitee will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel will be borne by the Indemnitee;

(vi) if the Indemnitor assumes the defense of any such claim, the Indemnitor must obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim unless (A) such settlement includes a full and unconditional waiver and release by

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

the third party of all applicable Indemnitees without any cost or liability of any nature whatsoever to such Indemnitees, (B) there shall be no finding or admission of any violation of Law, and (C) such settlement contemplates no relief other than monetary damages that are paid in full by the Indemnitor concurrently with the settlement; and

(vii) if, within thirty (30) days of receipt from the Indemnitee of any notice of a third party action or claim for which the Indemnitee seeks indemnification hereunder, the Indemnitor (A) advises such Indemnitee in writing that the Indemnitor does not elect to defend, settle or compromise such claim, (B) is not entitled to assume and control the defense of such claim, or (C) fails to make such an election in writing, then such Indemnitee may, at its option, defend, settle or otherwise compromise or pay such claim (and the Indemnitee’s reasonable costs and expenses arising out of such defense, settlement or compromise shall be Losses subject to indemnification hereunder subject to the limitations set forth in this Agreement); provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Direct Claims. Any claim by an Indemnitee for indemnification not involving a Third Party claim may be asserted by giving the Indemnitor prompt written notice thereof; provided, that the failure to so notify an Indemnitor will not relieve the Indemnitor of its obligations hereunder except to the extent (and only to the extent) the Indemnitor has been materially prejudiced by such failure. Such notice shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee.

(e) Certain Limitations. Notwithstanding anything herein to the contrary:

(i) the maximum aggregate liability of Seller under Section 8.2(a) (other than as set forth in Section 8.2(e)(iii)) shall be limited to an amount equal to 100% of the Purchase Price (the “Overall Cap”);

(ii) the maximum aggregate liability of Buyer and CIFR under Section 8.2(b) (other than as set forth in Section 8.2(e)(iii) or a breach of the payment obligations set forth in Section 2.2) shall be limited to the Overall Cap;

(iii) an Indemnitor’s obligation to indemnify the Indemnitee for any breach of any representation, warranty, or covenant made or given by Indemnitor in this Agreement or any Transaction Document shall only apply to the extent the aggregate damages for all Claims exceeds an amount equal to 0.5% of the Purchase Price (the “Deductible”), and then such Party shall

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

be entitled to indemnification or defense for all damages from the first dollar without any regard to the Deductible up to an amount not to exceed the Overall Cap (subject to other applicable limitations contained herein); provided, that the Deductible and Overall Cap shall not apply to claims for indemnification (A) related to a breach of any Seller Fundamental Representation or Buyer Fundamental Representation, (B) related to a breach of any representation or warranty set forth in Section 3.9 (Tax Matters) and Section 3.10 (Environmental Matters), (C) related to a breach of any covenant to pay Taxes in Section 8.2(a)(iii) or Section 8.2(b)(iii), or (D) to the extent such claim arises from fraud or willful misconduct;

(iv) an Indemnitor’s indemnification liability pursuant to Section 8.2(a) or Section 8.2(b) shall be reduced by the insurance proceeds received by an Indemnitee with respect to any such Loss (less any costs and expenses incurred in connection with recovery of any such insurance proceeds and any related increases in insurance premiums). Each Indemnitee shall use commercially reasonable efforts to collect the proceeds of any insurance that would have the effect of reducing the Indemnitor’s indemnification liability;

(v) payments by an Indemnitor pursuant to Section 8.2(a) or Section 8.2(b) in respect of any Loss shall be (i) reduced by an amount equal to any Tax benefit actually realized as a result of such Loss by the Indemnitee and (ii) increased by an amount equal to any tax detriment associated with the receipt of such indemnity payment;

(vi) each Indemnitee shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto;

(vii) in any case where an Indemnitee or any of its Affiliates recovers from a third party any payments in respect of a matter with respect to which an Indemnitor has made indemnification payments to such Indemnitee with respect to such matter pursuant to this Article 8 and such Indemnitee has received an aggregate amount from such indemnification payments and third party recoveries that collectively exceeds all Losses suffered or incurred by such Indemnitee in respect of such matter, such Indemnitee shall promptly pay over to the Indemnitor the amount so recovered, received or accrued (net of any reasonable costs to such Indemnitee to obtain such recovery, including any related increases in insurance premiums and any Taxes imposed on any such payments), but not in excess of (A) the aggregate amount by which the sum of such recovered amounts and such indemnification payments exceed the Indemnitee’s Losses in respect of such matter, or (B) the sum of any amount previously so paid by the Indemnitor to or on behalf of the Indemnitee in respect of such matter;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(viii) the representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Buyer Related Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Buyer Related Party with respect to, or any knowledge acquired (or capable of being acquired) by any Buyer Related Party at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Buyer Related Party shall be required to show that it relied on any such representation, warranty, covenant, or obligation of Seller in order to be entitled to indemnification pursuant to this Section 8.2; and

(ix) In no event shall any Indemnitor be liable to any Indemnitee for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple; provided that, notwithstanding any other provision in this Agreement to the contrary, none of the following shall be deemed to be punitive, incidental, consequential, special, or indirect damages subject to waiver pursuant to this Section 8.2(e)(ix): (A) damages that relate to Taxes as a result of any inaccuracy or breach of any representation or warranty made by Seller in Section 3.9, and (B) damages related to third party claims, fraud or willful misconduct for which any Party is obligated to indemnify another Party hereunder.

(f) The Parties acknowledge and agree that the limitations set forth above in Section 8.2(e) are independent and cumulative and not mutually exclusive, and that, as to any particular Losses, one or more or all of such limitations may apply to such Losses in accordance with their respective terms.

(g) Except as otherwise required by applicable Law, Seller and Buyer and each of their respective Affiliates shall treat any and all payments under ARTICLE VIII as an adjustment to the Purchase Price for all Tax purposes.

(h) Manner of Payment. Except as otherwise provided herein, any indemnification of the Buyer Related Parties or the Seller Related Parties pursuant to this Section 8.2 will be effected by wire transfer of immediately available funds from Seller or Buyer, as the case may be, to an account designated by the applicable Buyer Related Party or Seller Related Party, as the case may be, within ten (10) days after a Loss is agreed to by the Indemnitor or the final, non-appealable adjudication that such Loss is payable by the Indemnitor.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Section 8.3 Exclusive Remedy. Subject to Section 10.11 and this Section 8.3, the Parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, except with respect to Section 10.11, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.3 shall limit (i) any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of any actual fraud by any Party, or (ii) any Person’s rights arising under the Securities Act and the Exchange Act.

ARTICLE IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a) by the mutual consent of Buyer and CIFR, on the one hand, and Seller on the other, in each case as evidenced in a writing signed by each of Buyer (on behalf of Buyer and CIFR) and Seller;

(b) by Buyer (on behalf of Buyer and CIFR and provided Buyer is not then in material breach of any of its obligations under this Agreement), if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such termination and such breach is incapable of being cured or has not been cured by Seller within ninety (90) days after written notice thereof from Buyer;

(c) by Seller (provided Seller is not then in material breach of any of its obligations under this Agreement), if there has been a material breach by Buyer or CIFR of any representation, warranty or covenant contained in this Agreement such that the conditions set forth in Section 7.1 or Section 7.3 would not be satisfied as of the time of such termination and such breach is incapable of being cured or has not been cured by Buyer or CIFR, as applicable, within ninety (90) days after written notice thereof from Seller;

(d) by either Buyer (on behalf of Buyer and CIFR) or Seller if any Governmental Authority having competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e) by either Buyer (on behalf of Buyer and CIFR) or Seller if the Closing has not occurred on or before December 20, 2023 (as such date may be adjusted pursuant to this Section 9.1(e), the “Outside Date”) or such later date as the Parties may agree upon; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Seller on the one hand or Buyer and CIFR on the other hand, if the failure of Seller on the one hand or Buyer or CIFR on the other, respectively, to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date, including, for the avoidance of doubt, Seller’s failure to satisfy the condition precedent set forth in Section 7.2(g) in full.

Section 9.2 Effect of Termination.

(a) In the event of termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect; provided, that (i) the termination of this Agreement shall not relieve a Party from liability for any intentional and material breach of this Agreement occurring prior to such termination or a Party for liability for fraud and (ii) the agreements contained in Section 5.3, this ARTICLE IX and ARTICLE X shall survive the termination hereof.

(b) Except as otherwise provided by Law, no delay or forbearance by a Party in the exercise or enforcement of any right or remedy hereunder shall be deemed a waiver by such Party of its right hereunder to exercise or enforce such right or remedy.

ARTICLE X
MISCELLANEOUS

Section 10.1 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given or made by delivery in person by an internationally recognized courier service or electronic transmission by PDF (followed by delivery of an original via an internationally recognized courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section 10.1):

If to Seller:
Trinity Mining Group, Inc. 6600 Hawks Creek Avenue, Suite 101 Wentworth Village, TX 76114 Attention: *** Email: ***

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

with a copy (which shall not constitute notice) to:

Winstead PC 300 Throckmorton Street, Suite 1700 Fort Worth, TX 76102 Attention: Jarratt Watkins Email: ***

If to Buyer or CIFR, to:
Cipher Black Pearl LLC c/o: Cipher Mining Technologies Inc. One Vanderbilt Avenue, Suite 54C New York, NY, 10017 Attention: Chief Legal Officer Email: ***

with a copy (which shall not constitute notice) to: Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, NY 10019 Attention: Christy Rivera Email: ***

Section 10.2 Assignment. None of the Parties shall assign this Agreement or any part hereof, by operation of law or otherwise, without the prior written consent of each of the other Parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Buyer may assign this Agreement to its affiliates. No assignment shall relieve the assigning Party of any of its obligations hereunder. Any attempted assignment or transfer in violation of this Section 10.2 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 10.3 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their permitted successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

contemplated hereby whether or not such transactions shall be consummated, including all fees (including all fees of its legal counsel, financial advisors and accountants).

Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or electronic copies hereof or signatures hereon shall, for all purposes, be deemed originals.

Section 10.6 Entire Agreement. This Agreement (together with the Disclosure Schedules and exhibits to this Agreement), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement or any of the Transaction Documents exist between Buyer or its Affiliates, on the one hand, and Seller or its Affiliates, on the other hand, except as expressly set forth in this Agreement, any of the Transaction Documents or in any other document delivered at Closing.

Section 10.7 Amendments. This Agreement may be amended or supplemented at any time but only by additional written agreements signed by each Party, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties.

Section 10.8 Severability. If any term or other provision of this Agreement is illegal, invalid or unenforceable under any Law or as a matter of public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision contained herein is, to any extent, invalid or unenforceable in any respect under the Laws governing this Agreement, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.9 Disputes.

(a) Dispute Resolution. In the event of a dispute between Buyer and Seller regarding the application or interpretation of this Agreement, after notice from one Party (the “Dispute Notice”) to the other Party, the Parties shall negotiate in good faith and attempt to resolve such dispute. If the Parties are unable to resolve such dispute within fifteen (15) days after delivery of the Dispute Notice, then an executive officer or other senior representative of each of Buyer, on the one hand, and Seller, on the other hand, shall meet and shall negotiate in good faith in an attempt to resolve any controversy or dispute under or with respect to this Agreement.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(b) Dispute Resolution. The Parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, or, solely to the extent federal jurisdiction is not available with respect to all or portion of such suit, action or other proceeding, the courts of the State of New York located in the Borough of Manhattan, New York City, New York, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the United States District Court for the Southern District of New York, or, solely to the extent federal jurisdiction is not available with respect to all or portion of such suit, action or other proceeding, the courts of the State of New York located in the Borough of Manhattan, New York City, New York and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the Parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or, as applicable and subject to the above, the courts of the State of New York located in the Borough of Manhattan, New York City, New York, with subject matter jurisdiction.

(c) Waiver of Jury Trial: EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 10.10 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to principles of conflicts of law other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

Section 10.11 Specific Performance and Other Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under this Agreement (including failing to take such actions as are required of them hereunder to consummate the Closing in accordance with the terms of this Agreement) in accordance with its specified terms or otherwise breach the provisions of this Agreement. The Parties acknowledge and agree that (a) each of the Parties shall be entitled to an injunction, specific performance, or other equitable relief, as provided in this Section to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Closing the purchase and sale on the terms and

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

conditions set forth herein), without proof of damages, prior to the valid termination of this Agreement in accordance with ARTICLE IX, and (b) the right of an injunction, specific enforcement or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at Law or that an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such proceeding. The rights to specific performance, injunction or other equitable relief provided in this Section 10.11 are in addition to any other remedy to which the Party seeking such equitable relief is or may be entitled to under this Agreement, Law or otherwise.

Section 10.12 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

[SIGNATURE PAGE FOLLOWS]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

BUYER:

Cipher Black Pearl LLC

a Delaware limited liability company,

by its sole member, Cipher Mining Technologies, Inc., a Delaware corporation

By: /s/ William Iwaschuk

Name: William Iwaschuk

Title: Co-President & Chief Legal Officer

CIFR:

Cipher Mining Inc. (f/k/a Good Works Acquisition Corp.),

a Delaware corporation

By: /s/ William Iwaschuk

Name: William Iwaschuk

Title: Co-President & Chief Legal Officer

Signature Page to Purchase and Sale Agreement

SELLER:

Trinity Mining Group, Inc.
a Delaware corporation

By: /s/ Austin Davis

Name: Austin Davis

Title: President

Signature Page to Purchase and Sale Agreement

EXHIBIT A

Assumed Contracts

***

-Exhibit A-

EXHIBIT B

ERCOT Approval

***

-Exhibit B-

EXHIBIT C

Form of Assignment and Assumption Agreement

***

-Exhibit C-

EXHIBIT D

Form of Bill of Sale

***

-Exhibit D-